Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS FIRST QUARTER 2022 RESULTS

Net Income of $0.11 Per Diluted Share

Normalized FFO of $0.28 Per Diluted Share

Raised 2022 Full-Year Normalized FFO Guidance Range to $1.15 to $1.19 Per Diluted Share

VIRGINIA BEACH, VA, May 3, 2022 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter ended March 31, 2022 and provided an update on current events.

First Quarter and Recent Highlights:

•Net income attributable to common stockholders and OP Unit holders of $9.3 million, or $0.11 per diluted share, compared to $3.1 million, or $0.04 per diluted share, for the three months ended March 31, 2021.

•Funds from operations attributable to common stockholders and OP Unit holders ("FFO") of $27.6 million, or $0.31 per diluted share, compared to $20.8 million, or $0.26 per diluted share, for the three months ended March 31, 2021. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unit holders ("Normalized FFO") of $24.5 million, or $0.28 per diluted share, compared to $20.6 million, or $0.26 per diluted share, for the three months ended March 31, 2021.

•Raised 2022 full-year Normalized FFO guidance to $1.15 to $1.19 per diluted share from the Company's previous guidance range of $1.11 to $1.15 per diluted share.

•Stabilized operating property portfolio occupancy increased to 97.1% as of March 31, 2022. Office occupancy was 97.3%, retail occupancy was 96.7%, and multifamily occupancy was 97.3%.

•Same Store net operating income ("NOI") increased 7.3% on a GAAP basis and 9.4% on a cash basis compared to the quarter ended March 31, 2021.
◦Multifamily same store NOI increased 15.3% on a GAAP basis and 15.2% on a cash basis.
◦Commercial same store NOI increased 4.3% on a GAAP basis and 7.3% on a cash basis.

•Positive releasing spreads during the first quarter of 11.8% on a GAAP basis and 3.5% on a cash basis for retail and 11.3% on a GAAP basis and 2.6% on a cash basis for office.

•Completed the acquisition of the Class A+ mixed-use Exelon Building in Baltimore's Harbor Point . The building features 444,000 square feet of Class A office space, 103 multifamily units, 38,500 square feet of retail space, and 750 parking spaces, which will complement the Company's existing Harbor Point portfolio and development. In conjunction with this acquisition, the Company raised $58 million at $14.45 per share, net of all fees and discounts.

•Amended the Company’s Bylaws to relax the requirements necessary for stockholders to submit binding proposals.

•Appointed Matthew Barnes-Smith as Chief Financial Officer in accordance with the Company’s strategic succession plan. Former CFO, Michael O'Hara was a key contributor to the Company for over 25 years and will continue with the Company through the end of the year to primarily oversee the Company’s major investments at Harbor Point.

•In April, completed the disposition of two student housing assets in Charleston for $81 million.

•In April, issued its 2021 Sustainability Report that highlights the Company's ongoing commitment to environmental, workplace health and safety, corporate social responsibility, corporate governance, and other sustainability matters over the course of the past year. The 2021 Sustainability Report can be accessed through the Sustainability page of the Company's website, ArmadaHoffler.com/Sustainability.

"Nearly every leasing metric across our portfolio continues to trend upward despite having already been at very robust levels," said Louis Haddad, President & CEO. "With our significant increases in same store NOI, releasing spreads, and apartment trade outs paired with occupancy at over 97%, the trajectory of our portfolio NOI is unmistakable. We are pleased to raise our guidance by nearly 4%."

Financial Results

Net income attributable to common stockholders and OP Unit holders for the first quarter increased to $9.3 million compared to $3.1 million for the first quarter of 2021. The period-over-period change was primarily due to an increase in property operating income due to acquisitions, developments and improved same-store performance, a decrease in impairment charges, and changes in the fair value of interest rate derivatives. The increase was partially offset by a decrease in gains on real estate dispositions, a decrease in general contracting gross profit, a decrease in interest income on our mezzanine loan portfolio, and an increase in interest expense.

FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $27.6 million compared to $20.8 million for the first quarter of 2021. Normalized FFO attributable to common stockholders and OP Unit holders for the first quarter increased to $24.5 million compared to $20.6 million for the first quarter of 2021. The period-over-period changes in FFO and Normalized FFO were due to higher property operating income resulting primarily from leasing activity and property acquisitions. These increases were partially offset by a decrease in general contracting gross profit, a decrease in interest income on our mezzanine loan portfolio, and an increase in interest expense.

Operating Performance

At the end of the first quarter, the Company’s office, retail and multifamily stabilized operating property portfolios were 97.3%, 96.7% and 97.3% (conventional multifamily was 96.9% and student housing was 98.9%) occupied, respectively.

Total construction contract backlog was $419.4 million at the end of the first quarter.

Balance Sheet and Financing Activity

As of March 31, 2022, the Company had $1.2 billion of total debt outstanding, including $65.0 million outstanding under its revolving credit facility. Total debt outstanding excludes GAAP adjustments. Approximately 44% of the Company’s debt had fixed interest rates or was subject to interest rate swaps as of March 31, 2022. After giving effect to LIBOR interest rate caps with strike prices at or below 300 basis points as of March 31, 2022, 100% of the Company’s debt was either fixed or hedged.

Certain loans require the Company to comply with various financial and other covenants, including the maintenance of minimum debt coverage ratios. The Company is currently not compliant with a lease-up requirement stipulated by the syndicated loan secured by Wills Wharf. The covenant requires the property to be 75% leased, and the property is currently 70% leased. As a result, the loan administrator ordered an appraisal for the property, and in April 2022 the Company agreed to pledge $4.3 million of cash as additional collateral for the loan. The Company is currently in compliance with all covenants on its other outstanding indebtedness.

Outlook

The Company raised its 2022 full-year Normalized FFO guidance range to $1.15 to $1.19 per diluted share. The following table updates the Company's assumptions underpinning this forecast. The Company's executive management will provide further details regarding its 2022 earnings guidance during today's webcast and conference call.

Full-year 2022 Guidance [1]	Expected Ranges
Total NOI	$144.1M	$145.1M
Construction Segment Gross Profit	$7.3M	$8.3M
G&A Expenses	$15.8M	$16.3M
Interest Income	$14.7M	$15.1M
Interest Expense[2]	$34.3M	$35.0M
Normalized FFO per diluted share [3]	$1.15	$1.19

[1] Includes the following assumptions:
•Disposition of two student housing assets in Charleston for $81 million, which closed in April
•Interest expense, net of interest rate caps, based on the Forward Yield Curve ending 2022 at 3.1%
•Additional capital deployed in Harbor Point Parcel 4 to total $74 million
•Self-funding development pipeline through sale of non-core assets
•No capital markets activity for the remainder of the year
•Acquisition of $25 to $35 million of grocery-anchored retail assets
[2] Includes interest expense on finance leases
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, provision for non-cash unrealized credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, May 3, 2022 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, June 3, 2022 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13728403.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties (NYSE:AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with four decades of experience developing, building, acquiring and managing high-quality office, retail and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in their stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's mezzanine program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development and other pursuit costs, gains or losses from the early extinguishment of debt, impairment of intangible assets and liabilities, mark-to-market adjustments for interest rate derivatives, certain costs for interest rate caps, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as property revenues (base rent, expense reimbursements, termination fees and other revenue) less property expenses (rental expenses and real estate taxes). NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,901,331	$1,658,609
Held for development	6,294	6,294
Construction in progress	66,216	72,535
	1,973,841	1,737,438
Accumulated depreciation	(299,452)	(285,814)
Net real estate investments	1,674,389	1,451,624
Real estate investments held for sale	80,754	80,751
Cash and cash equivalents	32,910	35,247
Restricted cash	6,576	5,196
Accounts receivable, net	30,162	29,576
Notes receivable, net	133,557	126,429
Construction receivables, including retentions, net	19,780	17,865
Construction contract costs and estimated earnings in excess of billings	121	243
Equity method investment	20,777	12,685
Operating lease right-of-use assets	23,440	23,493
Finance lease right-of-use assets	46,711	46,989
Acquired lease intangible assets	111,530	62,038
Other assets	71,248	45,927
Total Assets	$2,251,955	$1,938,063
LIABILITIES AND EQUITY
Indebtedness, net	$1,137,467	$917,556
Liabilities related to assets held for sale	41,364	41,364
Accounts payable and accrued liabilities	23,838	29,589
Construction payables, including retentions	33,177	31,166
Billings in excess of construction contract costs and estimated earnings	15,054	4,881
Operating lease liabilities	31,657	31,648
Finance lease liabilities	46,242	46,160
Other liabilities	54,952	55,876
Total Liabilities	1,383,751	1,158,240
Total Equity	868,204	779,823
Total Liabilities and Equity	$2,251,955	$1,938,063

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Revenues
Rental revenues	$54,635	$45,741
General contracting and real estate services revenues	24,650	35,563
Total revenues	79,285	81,304
Expenses
Rental expenses	12,669	10,832
Real estate taxes	5,404	5,306
General contracting and real estate services expenses	23,821	34,275
Depreciation and amortization	18,557	18,066
Amortization of right-of-use assets - finance leases	278	189
General and administrative expenses	4,708	4,021
Acquisition, development and other pursuit costs	11	71
Impairment charges	47	3,039
Total expenses	65,495	75,799
Gain on real estate dispositions, net	—	3,717
Operating income	13,790	9,222
Interest income	3,568	4,116
Interest expense	(9,031)	(7,975)
Loss on extinguishment of debt	(158)	—
Change in fair value of derivatives and other	4,182	393
Unrealized credit loss (provision) release	(605)	55
Other income (expense), net	229	179
Income before taxes	11,975	5,990
Income tax benefit	301	19
Net income	12,276	6,009
Net loss attributable to noncontrolling interests in investment entities	(100)	—
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to common stockholders and OP Unitholders	$9,289	$3,122

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2022	2021
	(Unaudited)
Net income attributable to common stockholders and OP Unitholders	$9,289	$3,122
Depreciation and amortization (1)	18,285	18,066
Gain on operating real estate dispositions, net (2)	—	(3,464)
Impairment of real estate assets	—	3,039
FFO attributable to common stockholders and OP Unitholders	$27,574	$20,763
Acquisition, development and other pursuit costs	11	71
Impairment of intangible assets and liabilities	47	—
Loss on extinguishment of debt	158	—
Unrealized credit loss provision (release)	605	(55)
Amortization of right-of-use assets - finance leases	278	189
Change in fair value of derivatives not designated as cash flow hedges and other	(4,182)	(393)
Amortization of interest rate cap premiums designated as cash flow hedges	42	58
Normalized FFO available to common stockholders and OP Unitholders	$24,533	$20,633
Net income attributable to common stockholders and OP Unitholders per diluted share and unit	$0.11	$0.04
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.26
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.28	$0.26
Weighted average common shares and units - diluted	87,749	80,276
________________________________________

(1) The adjustment for depreciation and amortization for the three months ended March 31, 2022 excludes $0.3 million of depreciation attributable to the Company's joint venture partners.
(2) The adjustment for gain on operating real estate dispositions for the three months ended March 31, 2021 excludes the gain on sale of easement rights on a non-operating parcel.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended March 31,
	2022	2021
Office Same Store(1)
Same Store NOI, Cash Basis	$6,612	$6,449
GAAP Adjustments (2)	1	277
Same Store NOI	6,613	6,726
Non-Same Store NOI (3)	4,766	676
Segment NOI	11,379	7,402

Retail Same Store (4)
Same Store NOI, Cash Basis	13,221	12,042
GAAP Adjustments (2)	530	750
Same Store NOI	13,751	12,792
Non-Same Store NOI (3)	1,940	600
Segment NOI	15,691	13,392

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,070	7,004
GAAP Adjustments (2)	217	182
Same Store NOI	8,287	7,186
Non-Same Store NOI (3)	1,205	1,623
Segment NOI	9,492	8,809

Total Property NOI	36,562	29,603

General contracting & real estate services gross profit	829	1,288
Depreciation and amortization	(18,557)	(18,066)
General and administrative expenses	(4,708)	(4,021)
Acquisition, development and other pursuit costs	(11)	(71)
Impairment charges	(47)	(3,039)
Gain (loss) on real estate dispositions, net	—	3,717
Interest income	3,568	4,116
Loss on extinguishment of debt	(158)	—
Interest expense	(9,031)	(7,975)
Unrealized credit loss (provision) release	(605)	55
Amortization of right-of-use assets - finance leases	(278)	(189)
Change in fair value of derivatives and other	4,182	393
Other income (expense), net	229	179
Income tax benefit	301	19
Net income	12,276	6,009

Net loss attributable to noncontrolling interest in investment entities	(100)	—
Preferred stock dividends	(2,887)	(2,887)
Net income attributable to AHH and OP unitholders	$9,289	$3,122
________________________________________

(1) Office same-store portfolio excludes Exelon and Wills Wharf.

(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Retail same-store portfolio excludes Delray Beach Plaza, Greenbrier Square, Overlook Village, and Premier Retail.
(5) Multifamily same-store portfolio excludes Gainesville Apartments, Exelon Apartments, Summit Place, and Hoffler Place.

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248